SEPARATION AGREEMENT AND RELEASE

This SEVERANCE AGREEMENT AND RELEASE (“the Agreement”) is dated as of the 5th day of November 2013, by and between Walter Clark (“Executive”), a resident of North Carolina, and Air T, Inc. (the “Company”), a Delaware corporation headquartered in Maiden, North Carolina.

Background

Executive has been employed by the Company pursuant to a written Employment Agreement dated as of July 8, 2005, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 13, 2005, as amended by the Amendment to Employment Agreement between Executive and the Company dated as of October 31, 2013 (such Employment Agreement as so amended, the “Employment Agreement”).  Executive will end his employment with the Company as of the date set forth below.  The purpose of this Agreement is to set forth and establish, pursuant to the provisions of the Employment Agreement, the severance and other benefits to which Executive is entitled as a result of the cessation of his employment, to provide for a mutual release of claims, and to confirm the Executive’s continuing obligations to the Company.

Agreement

1.           Date of Termination.  Executive confirms his resignation as of October 30, 2013 as President and Chief Executive Officer of the Company and his continuation of employment by the Company since October 30, 2013, in a lesser capacity, but at the same salary, incentive pay and benefit levels Executive enjoyed as President and Chief Executive Officer.  Executive hereby resigns, as of the Effective Date (as defined below), as a director of the Company and from each and every remaining office and position with the Company and the Company’s subsidiaries.  To the extent required, Executive agrees to execute any documents reasonably required by the Company to effect such resignations.  The Company agrees that Executive has not been discharged for misconduct and has not left work without good cause attributable to the employer within the meaning of N.C. Gen. Stat. § 96-14.  The Company further agrees that Executive’s resignation as provided herein triggers the benefits provided in Sections 6(b) and 6(c) of the Employment Agreement.

2.           Payments by the Company.  Pursuant to and in full satisfaction of all obligations owed under the Employment Agreement, other than the obligations under the fourth and fifth sentences of Section 6(b) of the Employment Agreement, under Section 6(f) of the Employment Agreement, and otherwise as provided herein, the Company shall pay Executive:  (a) any unpaid portion of Executive’s annual base salary of $250,000 (“Base Salary”) through the Effective Date, which shall include payment for three weeks of accrued and untaken vacation time, (b) incentive compensation pursuant to Section 5(b) of the Employment Agreement with respect to the fiscal year ending March 31, 2014 in accordance with the terms of such Section 5(b) of the Employment Agreement, and (c) a lump sum payment of $565,680.37 within ten (10) days following execution of this Agreement, as payment in full of all amounts due pursuant to the first three sentences of Section 6(b) of the Employment Agreement and as consideration for services provided by Executive hereunder.  All such payments (other than payments for COBRA coverage) shall be reduced by withholding for federal and state taxes, as well as by such deductions, if any, authorized in writing by Executive.   The amounts set forth in clause (a) above shall be paid to Executive on the first regular payroll date following the Effective Date.  The amounts set forth in clause (b) above shall be paid within fifteen (15) days after the Company files with the Securities and Exchange Commission its Form 10-K for the year ending March 31, 2014.

3.           Benefits.  The Company shall, subject to the provisions of the Employment Agreement, comply with its obligations under the fourth and fifth sentences of Section 6(b) of the Employment Agreement and under Section 6(f) of the Employment Agreement.  Except for the foregoing, from and after the Effective Date, Executive shall not have the right to participate in or receive any benefit under any employee welfare benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually, other than the Air T, Inc. 2005 Equity Incentive Plan with respect to the award of options to purchase 50,000 shares of common stock (the “Options”) made to Executive on August 15, 2006, which Options are subject to the terms of such award.  To the extent permitted by the terms of the insurance policies described below, the Company shall promptly take actions necessary to permit Executive to convert the term life insurance and disability insurance policies with respect to Executive, the premiums with respect to which have been paid by the Company, to personal insurance policies with premiums to be paid by Executive going forward.

4.           Purchase of Shares and Cancellation of Options.

(a)  At the Closing Date (as such term is defined below), the Company shall purchase from Executive, and Employee shall sell to the Company, the approximately 93,757 shares of common stock of the Company (the “Shares”) held by Executive, free and clear of any liens or encumbrances, for $11.50 per share (such aggregate purchase amount being referred to as the “Share Purchase Amount”).  To effect such purchase and sale, at the Closing Date, Executive shall deliver to the Company certificates evidencing those Shares held directly by Executive in certificated form, duly endorsed in blank for transfer, and shall cause to be transferred to the Company on the Closing Date all of the remaining Shares (which are held by Executive in brokerage accounts) and the Company shall pay the Share Purchase Amount to Executive by wire transfer in accordance with wiring instructions delivered in writing (including by email) by Executive to the Secretary of the Company no later than 2:00 p.m. (Eastern time) two business days prior to the Closing Date.

(b)  At the Closing Date, Executive shall cancel and surrender to the Company the Options in return for payment by the Company to Executive of $160,500.00, less applicable withholding for taxes (the “Option Payment Amount”).  Executive represents that he has not exercised the Options and covenants that he will not exercise the Options hereafter.  To effect such cancellation, surrender and payment, at the Closing Date Executive shall execute and deliver to the Company a Certificate of Cancellation and Surrender, of the form attached hereto as Exhibit A, and the Company shall pay the Option Payment Amount to Executive by wire transfer in accordance with wiring instructions delivered in writing (including by email) by Executive to the Secretary of the Company no later than 2:00 p.m. (Eastern time) two business days prior to the Closing Date.

(c)  The closing of the transactions contemplated by this Section 4 shall occur at 10:00 a.m. on November 22, 2013, or such other time and date as the parties may mutually agree (the “Closing Date”), at the offices of Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, North Carolina.

5.           Release by Executive.  For valuable consideration provided herein, Executive, for himself, and his assigns, heirs and executors and for all persons claiming by or through him, does hereby forever and unconditionally release the Company, together with its affiliated corporations or entities (including without limitation Mountain Air Cargo, Inc., CSA Air, Inc., Global Ground Support, LLC and Global Aviation Services, LLC), their insurers or benefit plans, and each of their respective past or present officers, directors, executives, employees, agents, attorneys and consultants (including without limitation Seth G. Barkett, William R. Foudray, John J. Gioffre, Andrew L. Osborne, John A. Reeves, Nicholas J. Swenson, John Parry and William H. Simpson) from any and all claims or obligations whether known or unknown, arising out of any matter, cause or thing occurring before the date hereof, including without limitation all claims relating to or arising out of Executive's employment with the Company, alleged discrimination (including without limitation all claims for age discrimination arising under the Age Discrimination in Employment Act), retaliation, harassment, compensation, benefits, perquisites, severance, outplacement, vacation pay, automobile expense, business expenses, reimbursements of any kind, attorney’s fees, wages or bonuses owed to him, and all claims or obligations arising out of his departure from the Company as well as all such claims arising under or pursuant to the Employment Agreement.  This release covers any injuries, damages or claims not now known by Executive that arise in any way out of events occurring prior to the date of the execution of this Agreement.  Executive acknowledges that he has been advised of his option to retain counsel prior to signing the agreement encompassing this release, and executes the same freely, voluntarily and with full knowledge of its consequences.  Provided, however, this release shall not include any claims relating to (i) the obligations of the Company under this Agreement, (ii) Executive’s rights, claims and benefits under the health care benefit plans sponsored by the Company and (iii) Executive’s rights, claims and benefits under 401k retirement plans sponsored by the Company.

6.           Release of Executive.  For valuable consideration provided herein, the Company, together with its affiliated corporations or entities (including without limitation Mountain Air Cargo, Inc., CSA Air, Inc., Global Ground Support, LLC and Global Aviation Services, LLC), and  each of the following individuals:  Seth G. Barkett, Andrew L. Osborne, and Nicholas J. Swenson, (the “Releasees”), as evidenced by their signatures below, hereby release Executive from any and all claims or obligations whether known or unknown, arising out of any matter, cause or thing occurring before the date hereof, including without limitation all claims relating to or arising out of Executive's employment with the Company, as well as all such claims arising under or pursuant to the Employment Agreement, and any injuries, damages or claims not now known by the Releasees that arise in any way out of events occurring prior to the date of the execution of this Agreement, except that the Releasees that are corporate entities or limited liability companies exclude from this release any matter for which a Delaware corporation could not provide indemnity to an officer or director under Delaware law.  The Releasees execute this release freely, voluntarily and with full knowledge of its consequences.  Provided, however, this release shall not include any claims relating to the obligations of the Executive under this Agreement.

7.           Return of Company Property.  All records, files, lists, including computer generated lists, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial information, sales and business plans, customer lists, lists of customer contacts, pricing information, computers, software (other than commercially available software for which the Company has purchased licenses), cellular phones, rugs, credit cards, keys, equipment and similar items relating to the Company’s business, together with any other property of the Company, including property of the Company provided for use by Executive during the course of Executive’s employment with the Company, shall be returned to the Company prior to or immediately following the Effective Date.  The Company acknowledges that Executive has purchased from the Company, by check delivered to the Company on October 31, 2013, the laptop computer, iPhone and iPad that had been assigned to Executive by the Company for use in his employment. Executive acknowledges that the Company will promptly terminate service contracts with telecommunication providers with respect to such iPhone and iPad.  Executive further represents that he will not copy, download, store or retain software (other than commercially available software for which the Company has purchased licenses), documents or other materials or files originating with or belonging to the Company, including any such software, documents or other materials or files stored in such laptop computer, iPhone or iPad.  By November 5, 2013, Executive shall, upon notice to the Company, remove from the Company’s premises any personal property of Executive, including all such goods in storage.

8.           Continuation of Obligations.  Executive’s obligations pursuant to Sections 7, 8, 9, 11, 12 and 13 (except Section 13(d)) of the Employment Agreement shall survive and continue pursuant to their terms.  Executive specifically ratifies and reaffirms his obligations pursuant to these provisions of the Employment Agreement, including without limitation his obligation not to compete with the Company pursuant to the terms thereof.  From the Effective Date through March 31, 2014, Executive agrees to assist the Company in providing information and advice, as may from time to time be reasonably requested by the Company, regarding the Company’s business, legal matters and relations with its customers, suppliers and employees; provided that Executive shall be obligated to devote no more than five (5) hours per month to providing such assistance.

9.           Final Agreement.  This document constitutes the final and complete agreement of the parties hereto, and all prior oral, verbal or written discussions, agreements or negotiations have been merged herein.  This Agreement shall not be modified or waived except pursuant to a written document signed by the parties hereto.

10.           Effective Date.  (a)  This Agreement will not become effective until the later of the Effective Date or the date seven (7) days after the date signed by Executive.  Executive shall have a period of seven (7) days to revoke his agreement to the provisions hereof, including the release terms set forth above.  Executive is advised of his right to have legal counsel review the terms of this Agreement, and is provided a period of twenty-one (21) days in which to execute this Agreement.  Executive understands that he may execute this document prior to the expiration of twenty-one (21) days from the date it has been presented to him.  In the event that Executive revokes his execution of this Agreement, all terms hereof will be null and void.

(b)           Executive and each individual Releasee represents that he (i) has had a reasonable amount of time in which to review and consider this Agreement prior to signature, (ii) has in fact read the terms of this Agreement, (iii) has the full legal capacity to enter into this Agreement and has had the opportunity to consult with legal counsel before signing this Agreement, (iv) fully and completely understands the meaning, intent, and legal effect of this Agreement, and (v) has knowingly and voluntarily executed this Agreement.

11.           Nondisparagement.  The Company agrees not to make, and agrees to cause its directors and executive officers, its subsidiaries and their respective directors and executive officers not to make, any statement (including to any media source or to the Company’s suppliers, customers, employees or stockholders) or take any action that would materially disrupt, impair, harm or adversely affect Executive.  Executive agrees not to make any statement (including to any media source or to the Company’s suppliers, customers, employees or stockholders) or take any action that would materially disrupt, impair, harm or adversely affect the Company, its directors and executive officers, its subsidiaries or their respective directors and executive officers.  Executive agrees that the issuance by the Company of the proposed press release attached hereto as Exhibit B does not breach the Company’s agreement under this Section 11.

12.           Cooperation.  Executive agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company, its subsidiaries and their respective counsel with respect to any legal proceeding (including litigation, investigations, or governmental proceedings) regarding any matter in which Executive was in any way involved during his employment with the Company and/or its subsidiaries.  Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

13.           Choice of Law.  This Agreement is made and entered into in the State of North Carolina and shall in all respects be interpreted, enforced and governed by the substantive laws of the State of North Carolina without regard to choice of law provisions.

14.           Effective Date.   This Agreement is conditioned upon review by the Company’s legal counsel of documents to be provided by a third party on Wednesday, November 13, 2013, evidencing, to the satisfaction of the Company’s legal counsel, that the transactions documented are consistent with Executive’s representations. This Agreement will become effective upon successful completion of this review on or before Wednesday, November 13, 2013 at 5:00 p.m. (the “Effective Date”).

15.           Miscellaneous.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  All provisions contained herein are severable, and the invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision, and this Agreement shall be interpreted and construed in all respects as if such invalid or unenforceable provision had never been contained herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives, as of the day and year first above written.

/s/ Walter Clark
Walter Clark

AIR T, INC.

By: /s/ William H. Simpson
William H. Simpson
Executive Vice President

SUBSIDIARY RELEASEES:

MOUNTAIN AIR CARGO, INC.

By: /s/ William H. Simpson
William H. Simpson, President

CSA AIR, INC.

By: /s/ William H. Simpson
William H. Simpson
Chief Executive Officer

GLOBAL GROND SUPPORT, LLC

By: /s/ William H. Simpson
William H. Simpson
Executive Vice President

GLOBAL AVIATION SERVICES, LLC

By: /s/ William H. Simpson
William H. Simpson
Authorized Signatory

[Signature pages continue]
INDIVIDUAL RELEASEES:

/s/ Nicholas J. Swenson
Nicholas J. Swenson

/s/ Seth G. Barkett
Seth G. Barkett

/s/ Andrew L. Osborne
Andrew L. Osborne

EXHIBIT A

CERTIFICATE OF SURRENDER AND CANCELLATION

The undersigned, Walter Clark, does hereby irrevocably surrender to Air T. Inc. (the “Company”) all rights he has or may have with respect to the award made by the Company to him on or about August 15, 2006 of options to purchase 50,000 shares of common stock of the Company at an exercise price per share of $8.29 (the “Options”) as evidenced by an Employee Stock Option Agreement (2005 Equity Compensation Plan) dated August 15, 2006 (the “Award Agreement”), the form of which is attached hereto.  The undersigned represents to the Company that such options are the only options to purchase shares of the capital stock of the Company awarded by the Company to him that are outstanding as of the date hereof.  The undersigned acknowledges that by his execution and delivery of this certificate to the Company all rights to exercise the Option and purchase shares of common stock of the Company pursuant to the Award Agreement shall be cancelled and that he shall have no rights thereunder.

This the __ day of November, 2013.

_______________________________
Walter Clark

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
REGISTERED UNDER THE SECURITIES ACT OF 1933.

AIR T, INC.
                          EMPLOYEE STOCK OPTION AGREEMENT
(2005 EQUITY INCENTIVE PLAN)

THIS AGREEMENT, made effective as of the 15th day of August, 2006 (the “Grant Date”), by and between Air T, Inc. (the “Corporation”), and Walter Clark (the “Holder”).

WHEREAS, the Corporation has adopted the Air T, Inc. 2005 Equity Incentive Plan (the “Plan”) in order to provide additional incentives to certain employees and directors and consultants of the Corporation and its Subsidiaries; and

WHEREAS, Section 2.1 of the Plan provides for the award of options to Employees of the Corporation and its Subsidiaries; and

WHEREAS, on the Grant Date the Holder was awarded options under the Plan, which award is to be evidenced by this Agreement, dated as of the Grant Date, though it may be physically executed and delivered after the Grant Date;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Grant of Option.  Pursuant to Section 2.1 of the Plan, the Corporation hereby grants to the Holder an option (the “Option”) to purchase all or any part of an aggregate of 50,000 shares of Common Stock (the “Shares”), subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Plan.  The Option and this Agreement are subject to all of the terms and conditions of the Plan, which terms and conditions are hereby incorporated by reference, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Status of Option. The Option [select one]:

    x is intended to qualify as Incentive Stock Options under Section 422 of the Code, up to the maximum amount that may qualify as Incentive Stock Options;
    o is not intended to qualify as Incentive Stock Options under Section 422 of the Code.

3.	Exercise Price. The price at which the Holder shall be entitled to purchase Shares upon the exercise of the Option shall be $8.29 per share.

4.	Duration of Option. Subject to the terms of the Plan, the Option shall remain exercisable for [select one]:

           x ten years after the Grant Date;

other (specify; may be no later than ten years after the Grant Date):
________________________________________________________________________
________________________________________________________________________

5.	Vesting and Exercisability of Option. Subject to the terms of the Plan, the Option shall vest and be exercisable [select one]

    x with respect to

(i)	one-third (1/3) of the shares of Common Stock covered by the Option beginning on the first anniversary of the Grant Date,

(ii)	an additional one-third (1/3) of the shares of Common Stock covered by the Option beginning on the second anniversary of the date of the Grant Date, and

(iii)	the remaining one-third (1/3) of the shares of Common Stock covered by the Option beginning on the third anniversary of the Grant Date.

other (specify):
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________

6.	Acceleration of Vesting upon Change of Control. (select one)

In the event of a Change of Control, the Option shall become fully exercisable and vested to the full extent of the original grant.

A Change of Control shall not affect the exercisability or vesting of the Option.

7.
Termination of Service.  In the event of the termination of the Holder’s Service, the Option shall terminate in full (whether or not previously exercisable) prior to the expiration of its term [select one]:

x	on the date thirty (30) days after the date of the termination of the Holder’s Service, unless the Holder’s Service is terminated due to the Holder’s:

(i)
death, in which case the Holder’s legatee(s) under the Holder’s last will or the Holder's personal representative or representatives may exercise all or part of the previously unexercised portion of the Option at any time within one year, but not beyond the expiration of its term, after the Holder's death to the extent the Holder could have exercised the Option immediately prior to the Holder’s death;

(ii)
Disability, in which case the Holder or the Holder’s personal representative may exercise the previously unexercised portion of the Option at any time within one year, but not beyond the expiration of its term, after the termination of the Holder’s Service to the extent the Holder could have exercised the Option prior to such termination; or

(iii)
Retirement, in which case the Holder may exercise the previously unexercised portion of the Option at any time within one year, but not beyond the expiration of its term, after the Holder's Retirement to the extent the Holder could have exercised the Option immediately prior to Retirement.

    o other (specify):
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________

8.
Exercise of Option.  The Holder may exercise all or a portion of the Option by giving written notice to the Company of exercise, specifying the number of shares of Common Stock with respect to which the Option is being exercised.  Such notice is to be delivered to the Secretary of the Company and is effective as of the later of the date of its receipt by the Secretary of the Company and the date of payment of the exercise price with respect thereto.

9.	Non-Transferability of Option. The Option shall not be transferable by the Holder except to the extent permitted under the Plan.

10.
No Rights as a Stockholder.  The Holder shall not have any rights or privileges of a stockholder with respect to any shares of Common Stock by virtue of the Option until the date of issuance by the Corporation of a certificate for such shares pursuant to the exercise of the Option.

11.
Holder Bound by the Plan.  The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  A determination of the Committee as to any questions which may arise with respect to the interpretation of the provisions of this Agreement and of the Plan shall be final.  The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable.

12.	Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13.
Severability.  Each provision of this Agreement is intended to be severable.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14.
Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, except to the extent governed by federal law.  Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in Catawba County, State of North Carolina, for the adjudication of any dispute hereunder.

15.
Successors in Interest.  This Agreement shall inure to the benefit of and be binding upon any successor to the Corporation.  This Agreement shall inure to the benefit of the Holder’s legal representatives.   All obligations imposed upon the Holder and all rights granted to the Corporation under this Agreement shall be final, binding and conclusive upon the Holder’s heirs, executors, administrators and successors.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation and the Holder effective as of the date and year first written above.

AIR T, INC.

By: __________________________________
Title:_________________________________

__________________________________
Walter Clark

EXHIBIT B

PRESS RELEASE

PRESS RELEASE                                                                                                     Contact: John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T, INC. ANNOUNCES CEO DEPARTURE
AND APPOINTMENT OF INTERIM CEO AND NEW DIRECTOR

MAIDEN, NC, November 5, 2013 - Air T, Inc. (NASDAQ Capital Market: AIRT) today announced the resignation of Walter Clark as Chief Executive Officer and President and the appointment of current Board Chairman, Nick Swenson, as interim Chief Executive Officer.  In addition, Air T announced that Mr. Clark has conditionally resigned as a director effective November 13, 2013 and that William H. Simpson, an Executive Vice President of Air T and the President of Air T’s Mountain Air Cargo subsidiary, has been elected as a director to replace Mr. Clark.

Mr. Swenson commented, “The board is extremely grateful for Walter Clark’s over 16 years of service as Air T’s CEO. Walter led the organization from the front, dedicating the Company to sound financial policies and focusing relentlessly on uncompromising customer service.  Walter’s leadership over many years has driven the growth and financial health of Air T.”

“In addition, we are delighted to welcome Bill Simpson back to the board.  Bill had served on the board for many years until the size of the board was reduced this past August.  We welcome his insights and value both his intimate familiarity with our air cargo operations and long-standing commitment to Air T’s stakeholders.”

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.